Exhibit 99.1

TESLA DELIVERS 10,030 VEHICLES IN Q1 OF 2015

FRIDAY, APRIL 3, 2015

This was a new company record for the most cars delivered in a quarter and represents a 55% increase over Q1 last year.

Going forward, Tesla will publish the number of new car deliveries within three days of quarter end. We have decided to take this approach, because inaccurate sources of information are sometimes used by others to project the number of vehicle deliveries.

There may be small changes to this delivery count (usually well under 1%), as Tesla only counts a delivery if it is transferred to the end customer and all paperwork is correct.

Also, this is only one measure of our financial performance and should not be relied on as an indicator of our quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

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